Consent of Independent Auditors




We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 8, 2001 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of IDS Life
Variable Life Separate Account - Flexible Premium Survivorship Variable Subaccounts (comprised of subaccounts U, Y, V, IL, X, W, FGI and FNO), included in Post-Effective Amendment No. 7 to the Registration Statement (Form S-6, No. 33-62457) and related Prospectuses for the registration of the American Express Variable Second-To-Die Life Insurance(SM) and American Express Succession Select Variable Life Insurance(SM)Policies to be offered by IDS Life Insurance Company.






 /s/ Ernst & Young LLP
     Minneapolis, Minnesota
     April 30, 2001